As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333-148525

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER TRS HOLDINGS INC.

RAYONIER INC.

AND

RAYONIER OPERATING COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware North Carolina Delaware	20-0392883 13-2607329 27-2793120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 North Laura Street

Jacksonville, Florida 32202

(904) 357-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Herman, Esq.

Vice President, General Counsel and Assistant Secretary

50 North Laura Street

Jacksonville, Florida 32202

(904) 357-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

Mike Rosenwasser, Esq.

Allan D. Reiss, Esq.

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103

(212) 237-0018

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price per unit		Proposed maximum aggregate offering price(1)(2)		Amount of registration fee
3.75% Senior Exchangeable Notes due 2012 of Rayonier TRS Holdings Inc.	$300,000,000	100	%(3)	$300,000,000	(3)	N/A	(4)
Common Shares, zero par value, of Rayonier Inc.(5)	5,472,990	N/A		N/A		N/A
Guarantees of Rayonier Inc.	N/A	N/A		N/A		N/A	(6)
Guarantees of Rayonier Operating Company LLC.	N/A	N/A		N/A		N/A	(6)
Total	$300,000,000			$300,000,000		$11,790

(1)	Represents the aggregate principal amount of 3.75% Senior Exchangeable Notes due 2012 that Rayonier TRS Holdings Inc. and Rayonier Inc. sold in a private placement on October 16, 2007 and registered pursuant to such Registrant’s Registration Statement on Form S-3 (Registration No. 333-148525), filed with the Securities and Exchange Commission on January 8, 2008, to which this amendment relates.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, or the Securities Act.
(3)	Exclusive of accrued interest, distributions and dividends, if any.
(4)	Previously paid on January 8, 2008 in connection with the initial filing of the Registration Statement on Form S-3, to which this amendment relates.
(5)	The Registrants will receive no separate consideration upon exchange of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the common shares registered hereby. Represents the maximum number of common shares that may be issued upon exchange of the notes registered hereby. In addition to the common shares set forth in the table above, pursuant to Rule 416 under the Securities Act, the Registrants are registering an indeterminate number of common shares issuable upon exchange of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.
(6)	No separate consideration will be received for any guarantee of debt securities; accordingly pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee is required.

Explanatory Note

This Registration Statement is a post-effective amendment to the Registration Statement on Form S-3 (Registration No. 333-148525), initially filed on January 8, 2008 by Rayonier TRS Holdings Inc. and Rayonier Inc. (the “Registration Statement”). The Registration Statement is being filed to (i) add Rayonier Operating Company LLC, a Delaware limited liability company and wholly-owned subsidiary of Rayonier Inc., as a co-registrant that is a guarantor of the debt securities with respect to which offers and sales are registered under the Registration Statement and (ii) amend the Exhibit Index to file a supplemental indenture to the Indenture dated October 16, 2007. No changes or additions are being made hereby to the base prospectus that already forms a part of the Registration Statement. Accordingly, such base prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the notes and underlying Rayonier Inc. common shares being registered hereby. All of the amounts shown are estimates, except the SEC registration fee. All of the expenses will be borne by us, except as otherwise indicated.

SEC registration fee under the Securities Act	$11,790
Printing and engraving expenses*	85,000
Legal fees and expenses*	800,000
Accountants’ fees and expenses*	200,000
Fees and expenses of trustees*	16,000
Miscellaneous costs*	127,500

Total	$1,240,290

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Directors and Officers.

Rayonier TRS Holdings Inc.

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

Our articles of incorporation and bylaws obligate us, to the maximum extent permitted by Delaware law, to indemnify our directors and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding. This right to indemnification includes the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount.

We have in effect insurance policies indemnifying our directors and officers and those of our subsidiaries, against civil liabilities of such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rayonier Inc.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (1) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his defense of a proceeding or a threatened proceeding to which he is a party or a threatened party because of his status as such, except to the extent limited or eliminated in the corporation’s articles of incorporation, and (2) a corporation may, but is not required to, indemnify a director or officer if he is not wholly successful in such defense, if it is determined that the director or officer meets certain standards of conduct, provided, however, when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification in certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our articles of incorporation obligate us, to the maximum extent permitted by North Carolina law, to indemnify our directors and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding. This right to indemnification includes the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount. Our articles of incorporation also provide that, to the full extent permitted by law, a director shall not be personally liable for monetary damages for breach of any duty as a director.

Reference is made to Article VI and Article VII of our Amended and Restated Articles of Incorporation filed as an exhibit to our Current Report on Form 8-K filed on May 25, 2010.

We have in effect insurance policies indemnifying our directors and officers and those of our subsidiaries, against civil liabilities of such directors and officers.

In addition, we have indemnification agreements in effect between us and each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rayonier Operating Company LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to the standards and restrictions, if any, as are described in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our limited liability company agreement obligates us, to the fullest extent permitted by law, to indemnify our members and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding. This right to indemnification includes the right of a member or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description

4.2**	Indenture related to the 3.75% Senior Exchangeable Notes due 2012, dated as of October 16, 2007, among Rayonier TRS Holdings Inc., as issuer, Rayonier Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Rayonier Inc.’s Current Report on Form 8-K filed on October 17, 2007)

4.3**	Registration Rights Agreement, dated October 16, 2007 among Rayonier TRS Holdings Inc., Rayonier Inc. and Credit Suisse Securities (USA) LLC, as representative of the several purchasers named therein (incorporated by reference to Exhibit 4.3 to Rayonier Inc.’s Current Report on Form 8-K filed on October 17, 2007)

4.4*	First Supplemental Indenture, dated as of July 29, 2010, among Rayonier TRS Holdings Inc., Rayonier Inc., Rayonier Operating Company LLC and The Bank of New York Trust Company, N.A., related to the Indenture dated as of October 16, 2007 (Incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-Q filed on July 30, 2010)

5.1**	Opinion of Alston & Bird LLP, as to the validity of the common shares

5.2**	Opinion of Vinson & Elkins L.L.P., as to the validity of the notes and the guarantee

5.3*	Opinion of Vinson & Elkins L.L.P., as to the validity of the guarantee covered by Post-Effective Amendment No. 1 to Form S-3

8.1**	Opinion of Vinson & Elkins L.L.P., with respect to certain tax matters

12.1**	Statement of Computation of Ratios

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2**	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.3**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2 and 8.1)

23.4*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.3)

24.1*	Powers of Attorney (included in signature page)

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

*	Filed herewith
**	Previously filed as an Exhibit to the Registration Statement

Item 17.	Undertakings.

A. The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a), A(l)(b) and A(l)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D. The undersigned registrants hereby undertake:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 30th day of July, 2010.

RAYONIER TRS HOLDINGS INC.

By:	/S/ LEE M. THOMAS
Name:	Lee M. Thomas
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Hans E. Vanden Noort and Carl E. Kraus and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2010.

Signature	Title at Rayonier TRS Holdings Inc.

/s/ LEE M. THOMAS Lee M. Thomas (Principal Executive Officer)	President and Chief Executive Officer and Director

/s/ HANS E. VANDEN NOORT Hans E. Vanden Noort (Principal Financial Officer and Principal Accounting Officer)	Senior Vice President and Controller

/S/ PAUL G. BOYNTON Paul G. Boynton	Director

/s/ CARL E. KRAUS Carl E. Kraus	Director

/s/ CHARLES MARGIOTTA Charles Margiotta	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 30th day of July, 2010.

RAYONIER INC.

By:	/s/ LEE M. THOMAS
Name: Title:	Lee M. Thomas Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Hans E. Vanden Noort and Carl E. Kraus and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated July 30, 2010.

Signature	Title at Rayonier Inc.

* Lee M. Thomas (Principal Executive Officer)	Chairman of the Board, President and Chief Executive Officer

/S/ HANS E. VANDEN NOORT Hans E. Vanden Noort (Principal Financial Officer and Principal Accounting Officer)	Senior Vice President and Chief Financial Officer

* C. David Brown, II	Director

/s/ JOHN E. BUSH John E. Bush	Director

* Richard D. Kincaid	Director

* V. Larkin Martin	Director

* Paul G. Kirk, Jr.	Director

/s/ DAVID W. OSKIN David W. Oskin	Director

* Carl S. Sloane	Director

* Ronald Townsend	Director

*By:	/s/ HANS E. VANDEN NOORT
Hans E. Vanden Noort Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on 30th day of July, 2010.

RAYONIER OPERATING COMPANY LLC

By:	Rayonier Inc., its sole member

By:	/s/ LEE M. THOMAS
Name:	Lee M. Thomas
Title:	President and Chief Executive Officer of Rayonier Inc.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Hans E. Vanden Noort and Carl E. Kraus and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2010.

Signature	Title at Rayonier Operating Company LLC

/s/ LEE M. THOMAS	President
Lee M. Thomas
(Principal Executive Officer)

/s/ Hans E. Vanden Noort	Senior Vice President and Chief Financial Officer
Hans E. Vanden Noort
(Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description

4.2**	Indenture related to the 3.75% Senior Exchangeable Notes due 2012, dated as of October 16, 2007, among Rayonier TRS Holdings Inc., as issuer, Rayonier Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Rayonier Inc.’s Current Report on Form 8-K filed on October 17, 2007)

4.3**	Registration Rights Agreement, dated October 16, 2007 among Rayonier TRS Holdings Inc., Rayonier Inc. and Credit Suisse Securities (USA) LLC, as representative of the several purchasers named therein (incorporated by reference to Exhibit 4.3 to Rayonier Inc.’s Current Report on Form 8-K filed on October 17, 2007)

4.4*	First Supplemental Indenture, dated as of July 29, 2010, among Rayonier TRS Holdings Inc., Rayonier Inc., Rayonier Operating Company LLC and The Bank of New York Trust Company, N.A., related to the Indenture dated as of October 16, 2007 (Incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-Q filed on July 30, 2010)

5.1**	Opinion of Alston & Bird LLP, as to the validity of the common shares

5.2**	Opinion of Vinson & Elkins L.L.P., as to the validity of the notes and the guarantee

5.3*	Opinion of Vinson & Elkins L.L.P., as to the validity of the guarantee covered by Post-Effective Amendment No. 1 to Form S-3

8.1**	Opinion of Vinson & Elkins L.L.P., with respect to certain tax matters

12.1**	Statement of Computation of Ratios

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2**	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.3**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2 and 8.1)

23.4*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.3)

24.1*	Powers of Attorney (included in signature page)

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

*	Filed herewith
**	Previously filed as an Exhibit to the Registration Statement